Exhibit 3.2

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION OF

FANTEX, INC.

A Delaware Corporation

Fantex, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

B.                                    Article IV, Section 1 of the Certificate of Incorporation is hereby amended in its entirety to read as follows:

“Section 1.                                     Capital Stock

(a)                                 Authorized Capital Stock.  The total number of shares of stock which the Corporation is authorized to issue is 1,500,000,000, all of which shall be Common Stock, par value $0.0001 per share (the “Common Stock”).

(b)                                 Forward Stock Split. Upon the effectiveness of this Certificate of Amendment to the Certificate of Incorporation of the Corporation (the “Effective Time”), each share  of each of the Corporation’s series of Tracking Series, each with a par value $0.0001 per share, issued and outstanding (or held in treasury)  immediately prior to the Effective Time shall be and is hereby automatically reclassified, without any further act or action on the part of the respective holder thereof, into 200 shares of the same series of Tracking Series, par value $0.0001 per share, of the Corporation (or, with respect to such fractional shares, such lesser number of shares as may be applicable based upon such 200-1 ratio) (the “Forward Stock Split”).

(c)                                  Increase or Decrease in Authorized Capital Stock.  The number of authorized shares of Common Stock may, without a class vote, be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s then outstanding capital stock, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL or successor provision thereof.”

C.                                    This Certificate of Amendment has been duly adopted and approved by the Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of Delaware Corporate Law, and the Corporation’s stockholders have given their written consent in accordance with Section 228(a) of the Delaware Corporate Law.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be duly executed by its duly authorized officer this 24th day of January, 2017.

FANTEX, INC.

By:	/s/ William Garvey
Name:	William Garvey
Title:	Secretary